Exhibit 99.1

PRESS RELEASE

Dated: May 19, 2006

FOR IMMEDIATE DISTRIBUTION

CONTACT: Joseph D. Borgerding

President and Chief Executive Officer

434-292-8100 or joe.borgerding@cbtva.com

Citizens Bancorp of Virginia, Inc.

Announces New Chairman of the Board of Directors

BLACKSTONE, VA – The 2006 Annual Shareholders Meeting of Citizens Bancorp of Virginia, Inc. was held on May 17, 2006 at the Main Office of Citizens Bank and Trust Company.

Joseph D. Borgerding, Company President and CEO, announced the results of shareholder voting and the following Directors were re-elected:  Irving J. Arnold, William D. Coleburn, Joseph M. H. Irby, Roy C. Jenkins, Jr., Joseph F. Morrissette, E. Walter Newman, Jr., Jo Anne Scott Webb, Samuel H. West, and Jerome A. Wilson, III. Mr. Borgerding was elected by the shareholders for the first time.

Mr. Borgerding announced that long-time Director Joseph M. H. Irby of Blackstone has retired as Chairman of the Board of Directors. Mr. Irby several months ago informed the Board that he wished to retire as Chairman, but would continue to serve on the Board of Directors. Mr. Borgerding praised Mr. Irby for leading the Company through challenging times and in helping to position the Bank for the future. Mr. Irby was first elected to the Board in 1968, and four years later was named Chairman of the Board, having served in that position for 34 years. On behalf of the Board of Directors, Mr. Borgerding presented Mr. Irby with a plaque recognizing his dedication, leadership and many years of service as Chairman.

Mr. Irby will be succeeded as Chairman by Director Roy C. Jenkins, Jr. of Burkeville. In addition to electing Mr. Jenkins, the Board also elected Samuel H. West to serve as Vice-Chairman of the Board. Mr. Jenkins, 62, is President of Roy C. Jenkins, Inc., an oil distributor headquartered in Burkeville. He has been a director since 1982. Mr. West, 62, is a Certified Public Accountant who retired in 1998 from West, Crawley & Winn, the accounting firm he founded in 1974. Mr. West, the Board’s designated financial expert, has been a Director since 1994 and is Chairman of the Audit Committee.

In remarks offered by Mr. Borgerding, he indicated that the Company had strong performance in 2005. Net income grew by 25% from $2,474,000 in 2004 to $3,103,000 in 2005. Loans grew by $2.1 million to $200.3 million, which is the highest level of loan balances the Bank had achieved as of year end 2005. The Bank will continue to evaluate growth opportunities to enhance its existing franchise and focus on strategies for growth and increased profitability. The Bank recently received approval from the State and Federal regulatory agencies to open its 11th branch in South Hill, Virginia. The Bank is very excited about being a part of this dynamic, growing market.

Citizens Bank currently has 10 branches: three in Blackstone, two in Farmville, and one each in Amelia, Burkeville, Chesterfield, Colonial Heights, and Crewe.

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Citizens Bancorp of Virginia, Inc. (OTC Bulletin Board: CZBT),

parent company for Citizens Bank and Trust Company

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Citizens Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Citizens’ forward-looking statements.